Exhibit 6.2

OFFICE LEASE AGREEMENT
This Office Lease Agreement (the “Lease”) is made and entered into on this the 15th day of April, 2015 by and between DIG HP1, LLC, a Delaware limited liability company (“Landlord”) and VIRTUALARMOR, LLC, a Colorado limited liability company (“Tenant”).
W I T N E S S E T H:
1. Definitions.  The following are definitions of some of the defined terms used in this Lease.  The definition of other defined terms are found throughout this Lease.
A.	“Building” shall mean the office building at 8085 S. Chester Street, in the City of Centennial, State of Colorado.
B.
Base Rent.  Base Rent will be paid according to the following schedule, subject to the provisions of Section 5 hereof.  For the purposes of this Section 1.B, “Lease Year” shall mean the twelve (12) month period commencing on the Commencement Date, and on each anniversary of the Commencement Date.

Period	Annual Base Rent Per SF	Annual Base Rent	Monthly Installments of Base Rent
Months 1-5
Months 6-17
Months 18-29
Months 30-41
Months 42-53
Months 54-65

The Base Rent due for the sixth month of the Lease Term (hereinafter defined) shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof.
C. “Additional Rent” shall mean Tenant’s Pro Rata Share of Basic Costs (hereinafter defined) and any other sums (exclusive of Base Rent) that are required to be paid to Landlord by Tenant hereunder, which sums are deemed to be Additional Rent under this Lease.  Additional Rent and Base Rent are sometimes collectively referred to herein as Rent.
D. “Basic Costs” shall mean all direct and indirect costs and expenses incurred in connection with the Building as more fully defined in Exhibit C attached hereto.
E. “Security Deposit” shall mean the sum of $20,736.25.  The Security Deposit shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof.
F. Commencement Date.  Lease Term and Termination Date shall have the meanings set forth in subsection 1.F.(1) below.
(1)
The Lease Term shall mean a period of sixty-five (65) months commencing on the later to occur of (a) June 1, 2015 (the Target Commencement Date) and (b) the date upon which Landlord’s Work in the Premises has been substantially completed as such date is determined pursuant to Section 3.A. hereof (the later to occur of such dates being defined as the Commencement Date).  The Termination Date shall, unless sooner terminated as provided herein, mean the last day of the Lease Term.  Notwithstanding the foregoing, if the Termination Date, as determined herein, does not occur on the last day of a calendar month, the Lease Term shall be extended by the number of days necessary to cause the Termination Date to occur on the last day of the last calendar month of the Lease Term.  Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension.  The Commencement Date, Lease Term (including any extension by Landlord pursuant to this subsection 1.F.(1)) and Termination Date shall be set forth in a Commencement Letter prepared by Landlord and executed by Tenant in accordance with the provisions of Section 3.A. hereof.

G. “Premises” shall mean the office space in Suite 108 located within the Building and outlined on Exhibit A to this Lease.
H. “Approximate Rentable Area in the Premises” shall mean the area contained within the demising walls of the Premises and any other area designated for the exclusive use of Tenant plus an allocation of the Tenant’s pro rata share of the square footage of the “Common Areas” and the “Service Areas” (as defined below).  For purposes of the Lease, it is agreed and stipulated by both Landlord and Tenant that the Approximate Rentable Area in the Premises is 3,130 square feet.
I. Intentionally Deleted.
J. The Approximate Rentable Area in the Building is 139,142 square feet.  The Approximate Rentable Area in the Premises and the Approximate Rentable Area in the Building as set forth herein may be revised at Landlord’s election if Landlord’s architect determines such estimate to be inaccurate in any material degree after examination of the final drawings of the Premises and the Building.
K. “Tenant’s Pro Rata Share” shall mean 2.25% with regard to the Building.
L. “Permitted Use” shall mean general office use and no other use or purpose.
M. “Base Year” shall mean 2015.  “Tax Base Year” shall mean 2015.
N. “Broker” shall mean CBRE, Inc. (on behalf of Landlord) and Colliers International (on behalf of Tenant).
O. “Building Manager” shall mean Dornin Realty Advisors, Inc. or such other company, as Landlord shall designate from time to time.
P. “Building Standard” shall mean the type, brand, quality and/or quantity of materials Landlord designates from time-to-time to be the minimum quality and/or quantity to be used in the Building or the exclusive type, grade, quality and/or quantity of material to be used in the Building.
Q. “Business Day(s)” shall mean Mondays through Fridays exclusive of the normal business holidays of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”).  Landlord, from time to time during the Lease Term, shall have the right to designate additional Holidays, provided such additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

R. “Common Areas” shall mean those areas located within the Building or on the Property used for corridors, elevator foyers, mail rooms, restrooms, mechanical rooms, elevator mechanical rooms, property management office, janitorial closets, electrical and telephone closets, vending areas, and lobby areas (whether at ground level or otherwise), entrances, exits, sidewalks, skywalks, tunnels, driveways, parking areas and parking garages and landscaped areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public.
S. “Default Rate” shall mean the lower of (i) the Prime Rate plus six percent (6%) or (ii) the Maximum Rate.
T. “Maximum Rate” shall mean the highest rate of interest from time-to-time permitted under applicable federal and state Law.
U. “Normal Business Hours” for the Building shall mean 6:00 a.m. to 6:00 p.m. Mondays through Fridays, and 9:00 a.m. to 1:00 p.m. on Saturdays, exclusive of Holidays.
V. “Prime Rate” shall mean the per annum interest rate announced by and quoted in the Wall Street Journal from time-to-time as the prime or base rate.
W. “Property” shall mean the Building and the parcel(s) of land on which it is located, other improvements located on such land, adjacent parcels of land that Landlord operates jointly with the Building and other buildings and improvements located on such adjacent parcels of land.
X. “Service Areas” shall mean those areas within the Building used for stairs, elevator shafts, flues, vents, stacks, pipe shafts and other vertical penetrations (but shall not include any such areas for the exclusive use of a particular tenant).
Y. “Notice Addresses” shall mean the following addresses for Tenant and Landlord, respectively:
Tenant prior to occupancy
_____________________________
_____________________________
_____________________________

VirtualArmor, LLC
8065 S. Chester Street, Suite 108
Centennial, CO 80112
Attention: ___________________
Fax: ________________________
Landlord:
Prime West Companies
1873 South Bellaire Street, Suite 500
Denver, Colorado 80222
Attn: Highland Park I - Property Manager
Fax: (303) 741 -6988

with a copy to:
DIG HP1, LLC
c/o Dornin Realty Advisors. Inc.
PO Box1899
Laguna Beach. CA 92652
Attn:  Legal Department
Fax:  (949) 258-5232
Payments of Rent only shall be made payable to the order of:
DIG HP1, LLC
At:
Prime West Companies
1873 South Bellaire Street, Suite 500
Denver, Colorado 80222
Attn:  Highland Park I – Property Manager
or such other name and address as Landlord shall, from time to time, designate.
2. Lease Grant.  Subject to and upon the terms herein set forth, Landlord leases to tenant and Tenant leases from Landlord the Premises together with the right, in common with others, to use the Common Areas.
3. Adjustment of Commencement Date/Possession
A. If the Lease Term, Commencement Date and Termination Date are to be determined in accordance with section 1.F.(1) above, the Lease Term shall not commence until the later to occur of the Target Commencement Date and the date that Landlord has substantially completed the work to be performed by Landlord as set forth in the Work Letter Agreement attached hereto as Exhibit D (“Landlord’s Work”); provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work as a result of the occurrence of any of the following (a “Delay”):
(1)
Tenant’s failure to furnish information in accordance with the Work Letter Agreement or to respond to any request by Landlord for any approval of information within any time period prescribed, or if no time period is prescribed, then within two (2) Business Days of such request; or

(2)	Tenant’s insistence on materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a Delay; or
(3)	Changes in any plans and specifications requested by Tenant; or
(4)
The performance or nonperformance by a person or entity employed by or on behalf of Tenant in the completion of any work in the Premises (all such work and such persons or entities being subject to prior approval of Landlord); or

(5)	Any request by Tenant that Landlord delay the completion of any of the Landlord’s Work; or
(6)	Any breach or default by Tenant in the performance of Tenant’s obligations under this Lease; or
(7)	Any delay resulting from Tenant’s having taken possession of the Premises for any reason prior to substantial completion of the Landlord’s Work; or
(8)	Any other delay chargeable to Tenant, its agents, employees or independent contractors;
then, for purposes of determining the Commencement Date, the date of substantial completion shall be deemed to be the day that said Landlord’s Work would have been substantially completed absent any such Delay(s).  The Landlord’s Work shall be deemed to be substantially completed on the date that Landlord’s Work has been performed (or would have been performed absent any Delay(s)), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant’s use of the Premises.  The adjustment of the Commencement Date and, accordingly, the postponement of Tenant’s obligation to pay Base Rent and other sums due hereunder shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Premises not being ready for occupancy by Tenant on the Target Commencement Date.  Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a letter agreement (the “Commencement Letter”) on the form attached hereto as Exhibit F, setting forth the Commencement Date, the Termination Date, and any other dates that are affected by the adjustment of the Commencement Date.  If this Lease requires Landlord to perform Landlord’s Work in the Premises, the Commencement Letter shall identify any minor incomplete items of the Landlord’s Work as reasonably determined by Landlord’s architect (the “Punchlist Items”), which Punchlist Items Landlord shall promptly remedy.  Tenant, within five (5) days after receipt thereof from Landlord, shall execute the Commencement Letter and return the same to Landlord.  Notwithstanding anything herein to the contrary, Landlord may elect, by written notice to Tenant, not to adjust the Commencement Date as provided above if such adjustment would cause Landlord to be in violation of the existing rights granted to any other tenant of the Building.  If Landlord elects not to adjust the Commencement Date, the Commencement Date shall be the Target Commencement Date, provided that Base Rent and Additional Rent shall not commence until the date that Landlord’s Work has been substantially completed (or would have been substantially completed absent any Delays).
B. By taking possession of the Premises, Tenant is deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition, with no representation or warranty by Landlord as to the condition of the premises or the Building or suitability thereof for Tenant’s use.
C. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be obligated to tender possession of any portion of the Premises or other space leased by Tenant from time to time hereunder that, on the date possession is to be delivered, is occupied by a tenant or other occupant or that is subject to the rights of any other tenant or occupant, nor shall Landlord have any other obligations to Tenant under this Lease with respect to such space until the date Landlord:  (1) recaptures such space from such existing tenant or occupant; and (2) regains the legal right to possession thereof.  This Lease shall not be affected by any such failure to deliver possession and Tenant shall have no claim for damages against Landlord as a result thereof, all of which are hereby waived and released by Tenant.  If Landlord is prevented from delivering possession of the Premises to Tenant due to the holding over in possession of the Premises by a tenant or other occupant thereof, Landlord shall use reasonable efforts to regain possession of the Premises in order to deliver the same to Tenant.  If the Lease Term is to be determined pursuant to Section 1.F.(1) hereof, the Commencement Date shall be postponed until the date Landlord delivers possession of the Premises to Tenant, in which even the Termination Date shall, at the option of Landlord, correspondingly be postponed on a per diem basis.  If the Lease Term is to be determined pursuant to Section 1.F.(1), the Commencement Date and Termination Date shall be determined as provided in Section 3.A. above.

D. If Tenant takes possession of the Premises prior to the Commencement Date, such possession shall be subject to all the terms and conditions of the Lease and Tenant shall pay Base Rent and Additional Rent to Landlord for each day of occupancy prior to the Commencement Date.  Notwithstanding the foregoing, Tenant shall be permitted to have access to the Premises for fifteen (15) days prior to the Commencement Date, with Landlord’s prior approval, for the sole purpose of performing any Landlord-approved improvements therein or installing furniture, equipment or other personal property of Tenant, provided that such possession shall be subject to all of the terms and conditions of the Lease, except that Tenant shall not be required to pay Rent with respect to the period of time prior to the Commencement Date during which Tenant performs such work.  Tenant shall, however, be liable for the cost of any services (e.g., electricity, HVAC, freight elevators) that are provided to Tenant or the Premises during the period of Tenant’s possession prior to the Commencement Date.  Nothing herein shall be construed as granting Tenant the right to take possession of the Premises prior to the Commencement Date, whether for construction, fixturing or any other purpose, without the prior consent of Landlord.
4. Use.  The Premises shall be used for the Permitted Use and for no other purpose.  Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, dangerous to life, limb or property or which, in Landlord’s sole judgment, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building.  Tenant will conduct its business and control its agents, servants, employees, customers, licensees, and invitees in such a manner as not to interfere with, annoy or disturb other tenants or Landlord in the management of the Building and the Property.  Tenant will maintain the Premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules and regulations of any governmental entity with reference to the use, condition, configuration or occupancy of the Premises.  Tenant, within ten (10) days after the receipt thereof, shall provide Landlord with copies of any notices it receives with respect to a violation or alleged violation of any such laws, ordinances, orders, rules and regulations.  Tenant, at its expense, will comply with the rules and regulations of the Building attached hereto as Exhibit B and such other rules and regulations adopted and altered by Landlord from time-to-time and will cause all of its agents, employees, invitees and visitors to do so.  All such changes to rules and regulations will be reasonable and shall be sent by Landlord to Tenant in writing.
5. Base Rent.
A. Tenant covenants and agrees to pay to Landlord during the Lease Term, without any setoff or deduction except as otherwise expressly provided herein, the full amount of all Base Rent and Additional Rent due hereunder and the full amount of all such other sums of money as shall become due under this Lease (including, without limitation, any charges for replacement of electric lamps and ballasts and any other services, goods or materials furnished by Landlord at Tenant’s request that are not included in Basic Costs), all of which hereinafter may be collectively called “Rent.”  In addition, Tenant shall pay and be liable for, as Additional Rent, all rent, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms and conditions of this Lease.  Any such payments shall be paid concurrently with the payments of Rent on which the tax is based.  The Base Rent and Additional Rent for each calendar year or portion thereof during the Lease Term, shall be due and payable in advance in monthly installments on the first day of each calendar month during the Lease Term and any extensions or renewals hereof, and Tenant hereby agrees to pay such Base Rent and Additional Rent to Landlord without demand. If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and Additional Rent for such month or months shall be prorated, based on the number of days in such month.  No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct installment of Rent due under this Lease shall be deemed to be other than a payment on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other available remedy.  The acceptance by Landlord of an installment of Rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord’s right to declare a default for any other late payment.  All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid Rent then outstanding.  Tenant’s covenant to pay Rent shall be independent of every other covenant set forth in this Lease.

B. To the extent allowed by law, all installments of Rent not paid when due shall bear interest at the Default Rate from the date due until paid.  In addition, if Tenant fails to pay any installment of Base Rent and Additional Rent or any other item of Rent when due and payable hereunder, a Late Charge equal to five percent (5%) of such unpaid amount will be due and payable immediately by Tenant to Landlord.
C. The Additional Rent payable hereunder shall be adjusted from time-to-time in accordance with the provisions of Exhibit C attached hereto and incorporated herein for all purposes.
6. Security Deposit.  The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, including, but not limited to, those set forth in Section 10 hereof, it being expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Tenant’s liability for damages in case of default by Tenant.  Landlord shall have no fiduciary responsibilities or trust obligations whatsoever with regard to the Security Deposit and shall not assume the duties of a trustee for the Security Deposit.  Landlord may, from time-to-time, without prejudice to any other remedy and without waiving such default, use the Security deposit to the extent necessary to cure or attempt to cure, in whole or in part, any default of Tenant hereunder.  Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount.  If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after such application shall be returned by Landlord to Tenant within sixty (60) days thereafter.  If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further successor thereof for the return of the Security Deposit.  Landlord and its successors and assigns shall not be bound by any actual or attempted assignment or encumbrance of the Security Deposit by Tenant.  Landlord shall not be required to keep the Security Deposit separate from its other accounts.  Notwithstanding the foregoing, so long as no Event of Default has occurred during the initial twenty-four (24) months of the Lease Term, Landlord agrees to return a portion of the Security Deposit equal to $13,824.16 to Tenant within thirty (30) days of the expiration of such time period.

7. Services to be furnished by Landlord
A. Landlord agrees to furnish Tenant the following services:
(1)	Water for use in the lavatories on the floor(s) on which the Premises is located.
(2)
Central heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are considered by Landlord, in its reasonable judgment, to be standard for buildings of similar class, size, age and location, or as required by governmental authority.  In the event that Tenant requires central heat, ventilation or air conditioning service at times other than Normal Business Hours, such additional service shall be furnished only upon the written request of Tenant.  Tenant shall bear the entire cost of additional service as such costs are determined by Landlord from time-to-time (which are currently $65/hour, subject to change), as Additional Rent upon presentation of a statement therefor by Landlord.  All additional heating, ventilating and air conditioning required (if any) to accommodate Tenant’s design shall be installed at the Tenant’s expense subject to Landlord’s prior written approval.  The cost of operation and maintenance of the equipment shall be the responsibility of the Tenant and paid to Landlord as Additional Rent.

(3)	Maintenance and repair of all Common Areas in the manner and to the extent reasonably deemed by Landlord to be standard for buildings of similar class, age and location.
(4)
Janitorial and cleaning service in and about the Premises on Business Days; provided, however, if Tenant’s floor covering or other improvements require special treatment, Tenant shall pay the additional cleaning cost attributable thereto as Additional Rent upon presentation of a statement therefor by Landlord.  Tenant shall not provide or use any other janitorial or cleaning services without Landlord’s consent, and then only subject to the supervision of Landlord and at Tenant’s sole cost and responsibility and by a janitor, cleaning contractor or employees at all times satisfactory to Landlord.

(5)	Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions of Section 11 of this Lease.
(6)
Fluorescent bulb replacement in the Premises necessary to maintain building standard the lighting as established by Landlord and fluorescent and incandescent bulb and ballast replacement in the Common Areas and Service Areas.

(7)
Access control to the Building during other than Normal Business Hours shall be provided in such form, as Landlord deems appropriate.  Tenant shall cooperate fully in Landlord’s efforts to maintain access control to the Building and shall follow all regulations promulgated by Landlord with respect thereto.  Notwithstanding anything herein to the contrary, Tenant expressly acknowledges and agrees that Landlord is not warranting the efficacy of any access personnel, service, procedures or equipment and that tenant is not relying and shall not hereafter rely on any such personnel service, procedures or equipment.  Landlord shall not be responsible or liable in any manner for failure of any access personnel, services, procedures or equipment to prevent, control, or apprehend anyone suspected of causing personal injury or damage in, on or around the Property.

B. If Tenant requests any other utilities or building services in addition to those identified above, or any of the above utilities or building services in frequency, scope, quality or quantities substantially greater than the standards set by Landlord for the building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services.  Landlord may impose a reasonable charge for such additional utilities or building services, which shall be paid monthly by Tenant as Additional Rent on the same day that the monthly installment of Base Rent is due.
C. Except as otherwise expressly provided herein, the failure by Landlord to any extent to furnish, or the interruption or termination of these defined services in whole or in part, resulting from adherence to laws, regulations and administrative orders, wear, use, repairs, improvements, alterations or any causes beyond the reasonable control of Landlord shall not render Landlord liability in any respect nor be construed as a constructive eviction of Tenant, nor give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof.  Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Landlord shall use reasonable diligence to repair such equipment or machinery.  If, however, Tenant is prevented from using the Premises because of the unavailability of any such service for a period of five (5) consecutive business days following Landlord’s receipt from Tenant of a written notice regarding such unavailability, the restoration of which is within Landlord’s reasonable control, and such unavailability was not caused by a Tenant Party or a governmental directive, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Base Rent for each consecutive day (after such 5-day period) that Tenant is so prevented from using the Premises.
8. Leasehold Improvements/Tenant’s Property.  All fixtures, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of or during the Lease Term, whether or not by, or at the expense of, Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises; shall be the property of Landlord; and shall not be removed by Tenant except as expressly provided herein.  All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building or Premises, and all personalty brought into the Premises by Tenant (“Tenant’s Property”) shall be owned and insured by Tenant.  Landlord may, nonetheless at any time prior to, or within one (1) month after, the expiration or earlier termination of this Lease or Tenant’s right to possession, require Tenant to remove any Leasehold Improvements performed by or for the benefit of Tenant and all electronic, phone and data cabling as are designated by Landlord (the “Required Removables”) at Tenant’s sole cost.  In the event that Landlord so elects, Tenant shall remove such Required Removables within ten (10) days after notice from Landlord, provided that in no event shall Tenant be required to remove such Required Removables prior to the expiration or earlier termination of this Lease or Tenant’s right to possession.  In addition to Tenant’s obligation to remove the Required Removables, Tenant shall repair any damage caused by such removal and perform such other work as is reasonably necessary to restore the Premises to a move in condition.  If Tenant fails to remove any specified Required Removables or to perform any required repairs and restoration within the time period specified above, Landlord, at Tenant’s sole cost and expense, may remove the Required Removables (and repair any damage occasioned thereby) and dispose thereof or deliver the Required Removables to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery, or warehousing of the Required Removables within five (5) days after demand from Landlord.
9. Signage.  Landlord shall provide and install all letters or numerals on the exterior of the Premises; all such letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on the Premises without Landlord’s prior written consent.  In addition, Landlord will list Tenant’s name in the Building’s directory, if any, located in the lobby of the Building.

10. Repairs and Alterations by Tenant.
A. Except to the extent such obligations are imposed upon Landlord hereunder, Tenant shall, at its sole cost and expense, maintain the Premises in good order, condition and repair throughout the entire Lease Term, ordinary wear and tear excepted.  Tenant agrees to keep the areas visible from outside the Premises in a neat, clean and attractive condition at all times.  Tenant shall be responsible for all repairs, replacements and alterations in and to the Premises, Building and Property and the facilities and systems thereof, the need for which arises out of (1) Tenant’s use or occupancy of the Premises, (2) the installation, removal, use or operation of Tenant’s Property (as defined in Section 8, above), (3) the moving of Tenant’s Property into or out of the Building, or (4) the act, omission, misuse or negligence of Tenant, its agents, contractors, employees or invitees.  All such repairs, replacements or alterations shall be performed in accordance with Section 10.B. below and the rules, policies and procedures reasonably enacted by Landlord from time to time for the performance of work in the Building.  If Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Tenant notice to perform such acts as are reasonably required to so maintain the Premises.  If Tenant fails to promptly commence such work and diligently pursue it to its completion, then Landlord may, at its option, make such repairs, and Tenant shall pay the cost thereof to Landlord on demand as Additional Rent, together with an administration charge in an amount equal to ten percent (10%) of the cost of such repairs.  Landlord shall, at its expense (except as included in Basic Costs) keep and maintain in good repair and working order and make all repairs to and perform necessary maintenance upon: (a) all structural elements of the Building; and (b) all mechanical, electrical and plumbing systems that serve the Building in general; and (c) the Building facilities common to all tenants including but not limited to, the ceilings, walls and floors in the Common Areas.
B. Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises, without first obtaining the written consent of landlord in each such instance, which consent may be refused or given on such conditions as Landlord may elect.  Prior to commencing any such work and as a condition to obtaining Landlord’s consent, Tenant must furnish Landlord with plans and specifications acceptable to Landlord; names and addresses of contractors reasonably acceptable to Landlord; copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in accordance with Section 15. Hereof; and a payment bond or other security, all in form and amount satisfactory to Landlord.  Tenant shall be responsible for insuring that all such persons procure and maintain insurance coverage against such risks, in such amounts and with such companies as Landlord may require, including, but not limited to Builder’s Risk and Worker’s Compensation insurance.  All such improvements, alterations or additions shall be constructed in a good and workmanlike manner using Building Standard materials or other new materials of equal or greater quantity.  Landlord, to the extent reasonably necessary to avoid any disruption to the tenants and occupants of the Building, shall have the right to designate the time when any such alterations, additions and improvements may be performed and to otherwise designate reasonable rules, regulations and procedures for the performance of work in the Building.  Upon completion, Tenant shall furnish as-built plans, contractor’s affidavits and full and final waivers of lien and receipted bills covering all labor and materials.  All improvements, alterations and additions shall comply with the insurance requirements, codes, ordinances, laws and regulations, including without limitation, the Americans with Disabilities Act.  Tenant shall reimburse Landlord upon demand for all sums, if any, expended by Landlord for this party examination of the architectural, mechanical, electrical and plumbing plans for any alterations, additions or improvements.  In addition, if Landlord so requests, Landlord shall be entitled to oversee the construction of any alterations, additions or improvements that may affect the structure of the Building or any of the mechanical, electrical, plumbing or life safety systems of the Building.  In the event Landlord elects to oversee such work, Landlord shall be entitled to receive a fee for such oversight in an amount equal to ten percent (10%) of the cost of such alterations, additions or improvements.  Landlord’s approval of Tenant’s plans and specifications for any work performed for or on behalf of Tenant shall not be deemed to be representation by Landlord that such plans and specifications comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the alterations, additions and improvements constructed in accordance with such plans and specifications will be adequate for Tenant’s use.  Notwithstanding the foregoing, in the event that the scope of any improvements or alterations to the Premises are cosmetic in nature only, Tenant shall not be required to obtain Landlord’s consent but (i) Tenant shall provide not less than ten (10) days prior notice of same to Landlord; and (ii) all other licensing and insurance requirements set forth herein above shall apply.

11. Use of Electrical Services by Tenant.
A. All electricity used by Tenant in the Premises shall be paid for by Tenant through inclusion in Base Rent and Basic Costs (except as provided in Section 11.B. below with respect to excess usage).  Landlord shall have the right at any time and from time-to-time during the Lease Term to contract for electricity service from such providers of such services as Landlord shall elect (each being an “Electric Service Provider”).  Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises; provided, Landlord will minimize interference with Tenant’s use of and access to the Premises in connection therewith.  Except as provided in Section 7.C., Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quality or character of the electric energy supplied by the Electric Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease.
B. Tenant’s use of electrical services furnished by Landlord shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building.  In the event tenant shall request that it be allowed to consume electrical services in excess of Building Standard, Landlord may refuse to consent to such usage or may consent upon such conditions as Landlord reasonably elects (including the installation of utility service upgrades, submeters, air handlers or cooling units), and all such additional usage (to the extent permitted by law), installation and maintenance thereof shall be paid for by Tenant as Additional Rent.  Landlord, at any time during the Lease Term, shall have the right to separately meter electrical usage for the Premises or to measure electrical usage by survey or any other method that Landlord, in its reasonable judgment, deems appropriate.
12. Entry by Landlord.  Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises to inspect the same, or to show the premises to prospective purchasers, mortgagees, tenants (during the last twelve (12) months of the Lease Term or earlier in connection with a potential relocation) or insurers, or to clean or make repairs, alterations, or additions thereto, including any work that Landlord deems necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenant’s premises.  Except for any entry by Landlord in an emergency situation or to provide normal cleaning and janitorial service, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises, which notice may be given verbally.  Landlord shall have the right to temporarily close the Premises or the Building to perform repairs, alterations or additions in the Premises or the Building, provided that Landlord shall use reasonable efforts to perform all such work on weekends and after Normal Business Hours. Entry by Landlord hereunder shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent by reason thereof.

13. Assignment and Subletting.
A. Except in connection with a Permitted Transfer (defined in Section 13.E. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a Transfer) without the prior written consent of Landlord, which consent shall not be unreasonably withheld.  Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building Tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Building; (4) Tenant is in default beyond any applicable notice and cure period; or (5) any portion of the Building or the Premises would likely become subject to additional or different laws as a consequence of the proposed Transfer.  Any attempted Transfer in violation of this Section 13, shall, exercisable in Landlord’s sole and absolute discretion, be voidable. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfer(s).  In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease or any liability hereunder.
B. If Tenant requests Landlord’s consent to a Transfer, Tenant shall submit to Landlord financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease or other information as Landlord may reasonably request.  Landlord shall within thirty (30) days after Landlord’s receipt of the required information and documentation either: (1) consent or reasonably refuse consent to the Transfer in writing; (2) in the event of a proposed assignment of this Lease or a proposed sublease of the entire Premises for the entire remaining term of this Lease, terminate this Lease effective the first to occur of ninety (90) days following written notice of such termination or the ate that the proposed Transfer would have come into effect.  If Landlord shall fail to notify Tenant in writing of its decision within such thirty (30) days period after the later of the date Landlord is notified in writing of the proposed Transfer or the date Landlord has received all required information concerning the proposed transferee and the proposed Transfer, Landlord shall be deemed to have refused to consent to such Transfer, and to have elected to keep this Lease in full force and effect.  Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any Permitted Transfer or requested Transfer.  In addition, Tenant shall reimburse Landlord for its actual reasonable costs and expenses (including without limitation reasonable attorney’s fees) incurred by Landlord in connection with Landlord’s review of such requested Transfer or Permitted Transfer.
C. Tenant shall pay to Landlord fifty percent (50%) of all cash and other consideration which Tenant receives as a result of a Transfer that is in excess of the rent payable to Landlord hereunder for the portion of the Premises and Term covered by the Transfer within ten (10) days following receipt thereof by Tenant.  If Tenant is in Monetary Default (defined in Section 22. Below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against rent in the amount of any payments received (less Landlord’s share of any excess).

D. Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership or similar entity, and the entity which owns or controls is a majority of the voting shares/rights at the time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer.  The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a nationally recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed.
E. Tenant may assign its entire interest under this Lease or sublet the Premises to any entity controlling or controlled by or under common control with Tenant or to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as “Permitted Transfer”) without the consent of Landlord, provided: (1) Tenant is not in default under this Lease (2) if such proposed transferee is a successor to tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee shall acquire all or substantially all of the assets of Tenant; (3) such proposed transferee shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization as evidenced to Landlord’s reasonable satisfaction; (4) such proposed transferee operates the business sin the Premises for the Permitted Use and no other purpose; and (5) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization.
F. Tenant agrees that in the event Landlord withholds its consent to any Transfer contrary to the provisions of this Section 13, Tenant’s sole remedy shall be to seek an injunction in equity or compel performance by Landlord to give its consent and Tenant expressly waives any right to damages in the event of such withholding by Landlord of its consent.
14. Mechanic’s Liens. Tenant will not permit any mechanic’s liens or other liens to be placed upon the Premises, the Building, or the Property and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, the Building, or the Property or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic’s or other liens against the Premises, the Building, or the Property.  In the event any such lien is attached to the Premises, the Building, or the Property, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same.  Any amount paid by Landlord for any of the aforesaid purposes including, but not limited to, reasonable attorney’s fees, shall be paid by Tenant to Landlord promptly on demand as Additional Rent.  Tenant shall within ten (10) days of receiving such notice of lien or claim (a) have such lien or claim released or (b) deliver to Landlord a bond in form, content, amount and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnities against all costs and liabilities resulting from such lien or claim and the foreclosure or attempted foreclosure thereof.  Tenant’s failure to comply with the provisions of the foregoing sentence shall be deemed an Event of Default under Section 22. Hereof entitling Landlord to exercise all of its remedies therefor without the requirement of any additional notice or cure period.

15. Insurance.
Tenant shall procure and maintain, at its expense and throughout the Term, the following insurance:
A. Commercial general liability insurance against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising from the use, occupancy or maintenance of the Premises, or any other portion of the Property by Tenant or its agents, employees, contractors, invitees, and licensees, and having limits of not less than (i) $1,000,000 per occurrence, (ii) $2,000,000 for the general aggregate (per location), (iii) $1,000,000 products/completed operations aggregate, (iv) $1,000,000 for personal and advertising injury liability, (v) $50,000 for fire damage liability, and (vi) $5,000 for medical payments.  Any general aggregate limit shall apply on a per location basis.  Tenant’s commercial general liability insurance shall name Landlord, Landlord’s asset manager (currently, Dornin Realty Advisors, Inc.), Landlord’s property manager (currently, Dornin Realty Advisors, Inc.), and each of the foregoing entities’ trustees, officers, directors, agents, and employees (collectively, Landlord’s Representatives), and Landlord’s mortgagees, all as additional insureds.  This coverage shall include blanket contractual liability, broad form, property damage liability, premises/operations and products/completed operations hazards, and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire.  Such insurance shall be written on an occurrence basis and contain a standard separation of insures provision;
B. Contractual liability insurance covering all contractual indemnities by Tenant contained in this Lease;
C. Business auto liability which insures against bodily injury and property damage claim arising out of the ownership, maintenance, or use of owned, hired and non-owned vehicles.  A minimum of a $1,000,000 combined single limit per accident shall apply;
D. Employer’s liability insurance with limits of not less than $500,000 for each accident and $500,000 for each employee for bodily injury by disease, and $500,000 policy limit for bodily injury by disease;
E. Worker’s compensation insurance meeting statutory requirements will be provided for all employees;
F. Umbrella excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, business auto liability, and employers’ liability policies, which insures against bodily injury, property damage, personal injury, and advertising injury claims with limits of not less than (i) $2,000,000 per occurrence, and (ii) $2,000,000 for the annual aggregate.  These limits shall be in addition to and not including those stated for underlying commercial general liability, business auto liability, and employers’ liability insurance.  Such policy shall name Landlord and Landlord’s Representatives, and any of Landlord’s mortgagees, all as additional insureds.
G. All-risk property insurance (including theft, sprinkler leakage, boiler & machinery) on all of Tenant’s trade fixtures, furniture, inventory and other personal property in the Premises, and on any alterations, additions, or improvements made by Tenant upon the Premises all for the full replacement cost thereof.  Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory and other personal property and for the restoration of Tenant’s improvements, alternations, and additions to the Premises.  Landlord shall be named as loss payee as respects alterations, additions, or improvements.  Landlord reserves the right to request Tenant to have an appraisal of its trade fixtures, furniture, inventory and other personal property in the Premises done not less than once every three (3) years during the Term at Tenant’s sole cost;

H. All policies required to be carried by Tenant hereunder shall be issued by and binding upon an insurance company listed to do business in the state in which the Property is located with a rating of at least A-X or better as set forth in the most current issue of Best’s Insurance reports, unless otherwise approved by Landlord.  Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein.  Liability insurance maintained by Tenant shall be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord.  Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to delivery of possession of the Premises and ten (10) days following each renewal date.  Certificates of insurance shall include an endorsement for each policy showing that Landlord, its trustees, officers, directors, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives are included as additional insureds on liability policies (except employer’s liability) and that Landlord is loss payee for property insurance.  Further, the certificates must include an endorsement for each policy without at least thirty (30) days’ prior written notice to Landlord; and
I. Waiver of Subrogation.  Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage to person with respect to Tenant’s personal property, any improvements made to the Premises, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss, damage or injury is (or would have been, had the insurance required by this Lease been carried) covered by insurance.
In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant in this Lease, prior to the Commencement Date and thereafter during the Term, within ten (10) days following Landlord’s request thereof, and thirty (30) days prior to the expiration of any such coverage, Landlord shall be authorized (but not required) to procure such coverage in the amount sated with all costs thereof to be chargeable to tenant and payable upon written invoice thereof,
The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation hereunder, except to the extent provided for under Section 15.1 above (Waiver of Subrogation).  Any deductibles selected by Tenant shall be the sole responsibility of Tenant.  Tenant insurance requirements set forth in this Section are based upon current industry standards.  Landlord reserves the right to require additional coverage or to increase limits as industry standards change.
Should Tenant engage the services of any contractor to perform work in the Premises, Tenant shall ensure that such contractor carries commercial general liability (including completed operations coverage for a period of three (3) years following completion of the work), business automobile liability, umbrella/excess liability, worker’s compensation and employers’ liability coverages in substantially the same amounts as are required of Tenant under this Lease.  Contractors shall name Landlord, its trustees, officers, directors, agents and employees, Landlord’s mortgagees and Landlord’s representatives as additional insureds on the liability policies required hereunder.  All policies required to be carried by any contractor shall be issued by and binding upon an insurance company licensed to do business in the state in which the Property is located with a rating of at least A-X or better as set forth in the most current issues of Best’s Insurance Reports, unless otherwise approved by Landlord.  Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work in the Premises.  Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renew, or materially alter the policy without at least thirty (30) days prior written notice to Landlord.  The foregoing requirements shall apply to any subcontractor engaged by contractor.

16. Indemnity.
A. To the extent not expressly prohibited by law, neither Landlord nor Building Manager nor any of their respective officers, directors, employees, members, managers, or agents shall be liable to tenant, or to Tenant’s agents, servants, employees, customers, licensees, or invitees for any injury to person or damage to property caused by any act, omission, or neglect of Tenant, its agents, servants, employees, customers, invitees, licensees or by any other person entering the Building or Premises by Tenant and the conduct of its business or out of a default by Tenant in the performance of its obligations hereunder.  Tenant hereby indemnifies and holds Landlord and Building Manager and their respective officers, directors, employees, members, managers and agents (“Indemnitees”), harmless from all liability and claims for any property damage, or bodily injury or death of, or personal injury to, a person in or on the premises, or at any other place, including the Property or the Building and this indemnity shall be enforceable to the full extent whether or not such liability and claims are the result of the sole, joint or concurrent acts, negligent or intentional, or otherwise, of Tenant, or its employees, agents, servants, customers, invitees or licensees.  Such indemnity for the benefit of Indemnitees shall be enforceable even if Indemnitees, or any one or more of them have or has caused or participated in causing such liability and claims b their joint or concurrent acts, negligent or intentional, or otherwise.  Notwithstanding the terms of this Lease to the contrary, the terms of this Section shall survive the expiration or earlier termination of this Lease.
17. Damages from Certain Causes.  To the extent not expressly prohibited by law, Landlord shall not be liability to Tenant or Tenant’s employees, contractors, agents, invitees or customers, for any injury to person or damage to property sustained by Tenant or any such party or any other personal claiming through Tenant resulting from any accident or occurrence in the Premises or any other portion of the Building caused by the Premises or any other portion of the Building becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises (except where due to Landlord’s willful failure to make repairs required to be made pursuant to other provisions of this Lease after the expiration of a reasonable time after written notice to Landlord of the need for such repairs), nor shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court order, requisition order of any governmental body or authority, acts of God, fire or theft.
18. Casualty Damage.  If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord.  If the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged by such casualty) or in the event there is less than two (2) years of the Lease Term remaining or in the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such casualty.  If Landlord had financial responsibility pursuant to the Work Letter Agreement attached hereto as Exhibit D (except that Landlord shall not be responsible for delays not within the control of Landlord) to substantially the same condition in which it was immediately prior to the happening of the casualty.  Notwithstanding the foregoing, Landlord’s obligation to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement, shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by the Landlord as a result of the casualty and Landlord’s obligation to restore shall be further limited so that Landlord shall not be required to expend for the repair and restoration of the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement, more than the dollar amount of the Allowance, if any, described in the Work Letter Agreement.  When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of all improvements, including furniture, fixtures and equipment, which are necessary to permit Tenant’s re-occupancy of the Premises.  Except as set forth above, all cost and expense of reconstructing the Premises shall be borne by Tenant, and Tenant shall present Landlord with evidence satisfactory to Landlord of Tenant’s ability to pay such costs prior to Landlord’s commencement of repair and restoration of the Premises.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a fair diminution of Rent during the time and to the extent the Premises are unfit for occupancy.  If the Premises or any other portion of the Property is damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant’s agents, employees, or invitees, the rent hereunder shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Property caused thereby to the extent such cost and expense is not covered by insurance proceeds.

19. Condemnation.  If the whole or any substantial part of the Premises or if the Building or any portion thereof which would leave the remainder of the Building unsuitable for use as an office building comparable to its use on the Commencement Date, or if the land on which the Building is located or any material portion thereof, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord may, at its option, terminate this Lease and Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or land shall occur.  In the event this Lease is not terminated, rent for any portion of the Premises so taken or condemned shall be abated during the unexpired term of this Lease effective when the physical taking of said portion of the Premises shall occur.  All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant, which Tenant specifically reserves to itself.
20. Hazardous Substances.
A. Tenant hereby represents and covenants to Landlord the following:  No toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, radon, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of1980, 42 U.S.C. 9601-9657, as amended (CERCLA) (collectively, Environmental Pollutants) other than customary office supplies and cleaning supplies stored and handled within the Premises in accordance with all applicable laws, will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property, and no activity shall be taken on the Property, by Tenant, its agents, employees, invitees or contractors, that would cause or contribute to (i) the Property or any part thereof to become a generation, treatment, storage or disposal facility within the meaning of or otherwise bring the Property within the ambit of the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 5901 et. seq., or any similar state law or local ordinance, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Property or any part thereof within the meaning of, or otherwise result in liability in connection with the Property within the ambit of CERCLA, or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters, or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. 151 et. seq., or the Clean Air Act, 42 U.S.C. 7401 et. Seq., or any similar state law or local ordinance.
B. Tenant expressly waives to the extent allowed by law, any claims under federal, state or other law that Tenant might otherwise have against Landlord relating to the condition of such Property or the Premises or the Leasehold Improvements or personal property located thereon or the presence in or contamination of the Property or the Premises by hazardous materials.  Tenant agrees to indemnify and hold Indemnitees (as defined in Section 16) harmless from and against and to reimburse Indemnitees with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorney’s fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Landlord at any time and from time-to-time by reason of or arising out of the breach of any representation or covenant contained in Section 20.A. above.

C. Tenant shall immediately notify Landlord in writing of any release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants of which Tenant has knowledge whether or not the release is in quantities that would require under law the reporting of such release to a governmental or regulatory agency.
D. Tenant shall also immediately notify Landlord in writing of, and shall contemporaneously provide Landlord with a copy of:
(1)
Any written notice of release of hazardous wastes or substances, pollutants or contaminants on the Property that is provided by Tenant or any subtenant or other occupant of the Premises to a governmental or regulatory agency;

(2)
Any notice of a violation, or a potential or alleged violation, of any Environmental Law (hereinafter defined) that is received by Tenant or any subtenant or other occupant of the Premises from any governmental or regulatory agency;

(3)
Any inquiry, investigation, enforcement, cleanup, removal, or other action that is instituted or threatened by a governmental or regulatory agency against Tenant or any subtenant or other occupant of the Premises and that relates to the release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Property.

(4)
Any claim that is instituted or threatened by any third-party against Tenant or any subtenant or other occupant of the Premises and that relates to any release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Property; and

(5)	Any notice of the loss of any environmental operating permit by Tenant or any subtenant or other occupant of the Premises.
E. As used herein Environmental Laws mean all present and future federal, state and municipal laws, ordinances, rules and regulations applicable to environmental and ecological conditions, and the rules and regulations of the U.S. Environmental Protection Agency, and any other federal, state or municipal agency, or governmental board or entity relating to environmental matters.

21. Americans with Disabilities Act.  Tenant agrees to comply with all requirements of the Americans with Disabilities Act (Public Law (July 26, 1990) (ADA) applicable to the Premises and such other current acts or other subsequent acts, (whether federal or state) addressing like issues as are enacted or amended.  Tenant agrees to indemnify and hold Landlord harmless from any and all expenses, liabilities, costs or damages suffered by Landlord as a result of additional obligations which may be imposed on the Building or the Property under such acts by virtue of Tenant’s operations and/or occupancy, including the alleged negligence of the Landlord.  Tenant acknowledges that it will be wholly responsible for any provision of the Lease, which could arguably be construed as authorizing a violation of the ADA.  Any such provision shall be interpreted in a manner, which permits compliance with the ADA and is hereby amended to permit such compliance.
22. Events of Default.
The following events shall be deemed to be Events of Default under this Lease:
(1)	Tenant shall fail to pay when due any Base Rent, Additional Rent or other amount payable by Tenant to Landlord under this Lease (hereinafter sometimes referred to as a “Monetary Default”).
(2)
Any failure by Tenant (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, which failure is not cured within thirty (30) days after delivery to Tenant of notice of the occurrence of such failure provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same, and in fact, completes same within sixty (60) days after notice.

(3)
Any failure by Tenant to observe or perform any of the covenants with respect to (a) assignment and subletting set forth in Section 13, (b) mechanic’s liens set forth in Section 14, or (c) insurance set forth in Section 15.

(4)
Tenant or any Guarantor shall (a) become insolvent, (b) make a transfer in fraud of creditors (c) make an assignment for the benefit of creditors, (d) admit in writing its inability to pay its debts as they become due, (e) file a petition under any section or chapter of the United States Bankruptcy Code, as amended, pertaining to bankruptcy, or under any similar law or statute of the United States or any State thereof, or Tenant or any Guarantor shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or any Guarantor thereunder; or a petition or answer proposing the adjudication of Tenant or any Guarantor as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof.

(5)
A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any Guarantor or of the Premises or of any of Tenant’s property located thereon in any proceeding brought by Tenant or any Guarantor, or any such receiver or trustee shall be appointed in any proceeding brought against Tenant or any Guarantor and shall not be discharged within sixty (60) days after such appointment or Tenant or such Guarantor shall consent to or acquiesce in such appointment.

(6)	The leasehold estate hereunder shall be taken on execution or other process of law in any action against Tenant.
(7)	Tenant shall abandon or vacate any substantial portion of the Premises.
(8)
Tenant shall fail to take possession of and occupy the Premises within thirty (30) days following the Commencement Date and thereafter continuously conduct its operations in the Premises for the Permitted Use as set forth in Section 4 hereof.

(9)	The liquidation, termination, dissolution, forfeiture of right to do business or death of Tenant or any Guarantor.
23. Remedies.
A. Upon the occurrence of any Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to or demand upon Tenant and which may be pursued successively or cumulatively as Landlord may elect.
(1)
Landlord may re-enter the Premises and cure any default of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as Additional Rent for any cost and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action, regardless of whether caused by Landlord’s negligence or otherwise.

(2)
Landlord may terminate this Lease by giving to Tenant notice of Landlord’s election to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice.

(3)
Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

(4)
Landlord may enforce the provisions of this Lease and may enforce and protect the rights of any Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease.  TENANT EXPRESSLY WAIVES THE SERVICE OF ANY STATUTORY DEMAND OR NOTICE WHICH IS A PREREQUISITE TO LANDLORD’S COMMENCEMENT OF EVICTION PROCEEDINGS AGAINST TENANT).  TENANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LAWSUIT BROUGHT BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES FOLLOWING LANDLORD’S TERMINATION OF THIS LEASE PURSUANT TO SECTION 23A(2) OR THE RIGHT OF TENANT TO POSSESSION OF THE PREMISES PURSUANT TO SECTION 23A(3) AND ON ANY CLAIM FOR DELINQUENT RENT WHICH LANDLORD MAY JOINT IN ITS LAWSUIT TO RECOVER POSSESSION.
B. If Landlord exercises either of the remedies provided in Sections 23.A.(2) or 23.A.(3), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary to the extent allowed by law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law. In order to regain possession of the Premises and to deny Tenant access thereto, Landlord or its agent may, at the expense and liability of the Tenant, alter or change any or all locks or other security devices controlling access to the Premises without posting or giving notice of any kind to Tenant.  Landlord shall have no obligation to provide Tenant a key or grant Tenant access to the Premises so long as Tenant is in default under this Lease.  Tenant shall not be entitled to recover possession of the Premises, terminate this Lease, or recover any actual, incidental, consequential, punitive, statutory or other damages or award of attorney’s fees, by reason of Landlord’s alteration or change of any lock or other security device and the resulting exclusion from the Premises of the Tenant or Tenant’s agents, servants, employees, customers, licensees, invitees or any other persons from the Premises.  Tenant acknowledges that the provisions of this subparagraph of this Lease supersedes any applicable provisions of the Colorado statutory codes and Tenant further warrants and represents that it hereby knowingly waives any rights it may have thereunder.
C. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder.  Such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Additional Rent and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term.  In any such case, Landlord may relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term exceeding beyond the Term) and upon such terms as Landlord shall determine and may collect the rents from such reletting.  Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting.  Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable and in connection therewith change the locks to the Premises, and Tenant upon demand shall pay the cost of all the foregoing together with Landlord’s expenses of reletting.  The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant.  Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Additional Rent) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Event of Default occurred.  No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

D. If this Lease is terminated by Landlord pursuant to Section 23.A.(2), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including without limitation court costs and attorneys’ fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (i) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation Landlord’s contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, (ii) the aggregate sum which at the time of such termination represents the excess, if any of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in this Lease and the amount projected by Landlord to represent Additional Rent for the remainder of the Term over the then present value of the then aggregate fair rent value of the Premises for the balance of the Term, such present  worth to be computed in each case on the basis of a ten percent (10%) per annum discount from the respective dates upon which such Rents would have been payable hereunder had this Lease not been terminated, and (iii) any damages in addition thereto, including without limitation reasonable attorneys’ fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.
E. Landlord shall use commercially reasonable efforts to mitigate any damages resulting from an Event of Default by Tenant under this Lease.  Landlord’s obligation to mitigate damages after an Event of Default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:
(1)
Landlord shall have no obligations to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant.

(2)
Landlord shall not be obligated to lease or show the Premises, on a priority basis, offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant’s use are (or soon will be) available;

(3)
Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a Rent less than the current fair market Rent then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building;

(4)	Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would:
(i)	violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building;
(ii)	adversely affect the reputation of the Building; or
(iii)	be incompatible with the operation of the Building as an office building;
(5)
Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate the Premises in a first-class manner; and

(6)	Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:
(i)
Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s default under this Lease); or

(ii)	Landlord, in Landlord’s reasonable discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.
F. All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof.  Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord’s possession or under Landlord’s control.  All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term or the termination of Tenant’s right to possession of the Premises, however terminated, at Landlord’s option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.
G. Tenant hereby grants to Landlord a first lien upon the interest of Tenant under this Lease to secure the payment of moneys due under this Lease, which lien may be enforced in equity, and Landlord shall be entitled as a matter of right to have a receiver appointed to take possession of the Premises and relet the same under order of court.

H. If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.
I. The receipt by Landlord of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the rent due or to pursue any other remedies provided in this lease.  The acceptance by Landlord of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease.  No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.
J. In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorney’s fees, incurred therein.  Furthermore, if Landlord, without fault, is made a party to any litigation instituted by or against Tenant, Tenant shall indemnify Landlord against, and protect, defend and save it harmless from, all costs and expenses, including reasonable attorney’s fees, incurred by it in connection therewith.  If Tenant without fault, is made party to any litigation instituted by or against Landlord, Landlord shall indemnify Tenant against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney’s fees, incurred by it in connection therewith.
24. No Waiver.  Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of such default, nor shall it constitute an estoppel against Landlord, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease.  Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default.
25. Peaceful Enjoyment.  Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and timely performs all of Tenant’s covenants and agreements herein contained.  This covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord’s interest hereunder.
26. Substitution.  Landlord at its sole discretion shall be entitled to cause Tenant to relocate from the Premises to a comparably-sized space, of comparable design and tenant improvements (the “Relocation Space”) within the Building or adjacent buildings within the same Property at any time upon sixty (60) days prior written notice to Tenant.  The reasonable costs actually incurred in connection with the physical relocation of the Tenant to the Relocation Space shall be at the expenses of Landlord and all other costs, if any, involved with such relocation shall be borne by Tenant.  Such a relocation shall not terminate or otherwise affect or modify this Lease except that from and after the date of such relocation.  “Premises” shall refer to the Relocation Space into which Tenant has been moved, rather than the original Premises as herein defined and the Base Rent shall be adjusted so that immediately following such relocation the Base Rent for the Relocation Space on a per square foot of Rentable Area basis shall be the same as the Base Rent immediately prior to such relocation for the original Premises on a per square foot of Rentable Area basis.  Tenant’s Pro Rata Share also be adjusted in accordance with the formula set forth in the Lease.

27. Holding Over.  In the event of holding over by Tenant after expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant’s right of possession pursuant to Section 23.A(3) hereof, occupancy of the Premises subsequent to such termination or expiration shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year.  Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to one and one-half the sum (or 150%) of the greater of (a) the then current market rate, or (b) the Base Rent which would have been applicable had the Lease Term continued through the period of such holding over by Tenant, plus 100% of any Additional Rent.  No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise unless Landlord has sent written notice to Tenant that Landlord has elected to extend the Lease Term.  In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant shall also be liable to Landlord for all damages, including, without limitation, any consequential damages, which Landlord may suffer by reason of any holding over by Tenant and Tenant shall also indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.
28. Subordination to Mortgage/Estoppel Certificate.  Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building and/or the Property and to any renewals, modifications, refinancings and extensions thereof, but Tenant agrees that any such mortgage shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion.  Tenant agrees to attorn to the present lender and any future mortgagee or purchaser in the event of a foreclosure, deed in lieu, or other sale of the Property.  The provisions of the foregoing sentence shall be self-operative and no further instrument of subordination shall be required.  However, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building and/or the Property and Tenant agrees within ten (10) days after demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request.  The terms of this Lease are subject to approval by the Landlord’s existing lender(s) and any lender(s) who, at the time of the execution of this Lease, have committed or are considering committing to Landlord to make a loan secured by all or any portion of the Property, and such approval is a condition precedent to Landlord’s obligations hereunder.  In the event that Tenant should fail to execute any subordination or other agreement required by this Section promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest in Landlord and is accordingly irrevocable.  Tenant agrees that it will from time-to-time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.  Tenant agrees periodically to furnish within ten (10) days after so requested by Landlord, ground lessor or the holder of any deed of trust, mortgage or security agreement covering the Building, the Property, or any interest of Landlord therein, a certificate signed by Tenant certifying (a) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rent and Tenant’s Additional Rent have been paid (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no rent has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant as of the date of such certificate, has no charge, lien, or claim of offset against rent due or to become due, (g) that except as stated in the certificate, Landlord is not then in default under this Lease, (h) as to the amount of the Approximate Rentable Area of the Premises then occupied by tenant, (i) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease, (j) the amount and nature of accounts payable to Landlord under terms of this Lease, and (k) as to such other matters as may be requested by Landlord or ground lessor or the holder of any such deed of trust, mortgage or security agreement.  Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Property or any part thereof or interest of Landlord therein.

29. Notice.  Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or mailed by Registered or Certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such notice at the address specified in Section 1.Y. of this Lease.  When so mailed, the notice shall be deemed to have been given two (2) business days after the date it was mailed.  When sent by overnight delivery service, the notice shall be deemed to have been given on the next business day after deposit with such overnight delivery service.  The address specified in Section 1.Y. of this Lease may be changed from time to time by giving written notice thereof to the other party.
30. Landlord’s Lien.  In addition to any statutory lien for rent in Landlord’s favor, Landlord (the secured party for purposes hereof) shall have and Tenant (the debtor for purposes hereof) hereby grants to Landlord, a continuing security interest for all Base Rent, Additional Rent and other sums of money becoming due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises subject to this Lease and such property shall not be removed therefrom without the consent of Landlord until all arrearages in Rent as well as any and all sums of money then due to Landlord hereunder shall first have been paid and discharged.  In the event of a default under this Lease, Landlord shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Section at public or private sale upon ten (10) days’ notice to Tenant which notice Tenant hereby agrees is adequate and reasonable.  Tenant hereby agrees to execute such other instruments necessary or desirable in Landlord’s discretion to perfect the security interest hereby created.  Any statutory lien for Rent is not hereby waived, the express contractual lien herein being granted in addition and supplementary thereto.  Tenant warrants and represents that the collateral subject to the security interest granted herein is not purchased or used by Tenant for personal, family or household purposes.  Tenant further warrants and represents that the lien granted herein constitutes a first and superior lien and the Tenant will not allow the placing of any other lien upon the property described in this Section without the prior written consent of Landlord.
31. Surrender of Premises.  Upon the termination, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant will at once surrender possession and vacate the Premises, together with all Leasehold Improvements (except those Leasehold Improvements Tenant is required to remove pursuant to Section 8 hereof), to Landlord in good condition and repair, ordinary wear and tear excepted, conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements as required of Tenant under this Lease shall not be deemed reasonable wear and tear.  Tenant shall surrender to Landlord all keys to the Premises and make known to Landlord the explanation of all combination locks, which Tenant is permitted to leave on the Premises.  Subject to the Landlord’s rights under Section 23 hereof, if Tenant fails to remove any of Tenant’s Property within one (1) day after the termination of this Lease, or Tenant’s right to possession hereunder, Landlord, at Tenant’s sole cost and expenses, shall be entitled to remove and/or store such Tenant’s Property and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof.  Tenant shall pay Landlord, upon demand, any and all reasonable expenses caused by such removal and all storage charges against such property so long as the same shall be in possession of Landlord or under the control of Landlord.  In addition, if Tenant fails to remove any of Tenant’s Property from the Premises or storage, as the case may be, within ten (10) days after written notice from Landlord, Landlord, at its option, may deem all or any part of such Tenant’s Property to have been abandoned by Tenant and title thereof shall immediately pass to Landlord under this Lease as by a bill of sale.

32. Rights Reserved to Landlord.  Landlord reserves the following rights, exercisable without notice, except as provided herein, and without liability to Tenant for damage or injury to property, person or business and without affecting an eviction or disturbance of Tenant’s use or possession or giving right to any claim for setoff or abatement of rent or affecting any of Tenant’s obligations under this Lease: (1) upon thirty (30) days prior notice to change the name or street address of the Building; (2) to install and maintain signs on the exterior and interior of the Building; (3) to designate and approve window coverings to present a uniform exterior appearance; (4) to make any decorations, alterations, additions, improvements to the Building or Property, or any part thereof (including, with prior notice, the Premises) which Landlord shall desire, or deem necessary for the safety, protection, preservation or improvement of the Building or Property, or as Landlord may be required to do by law; (5) to have access to the Premises at reasonable hours to perform its duties and obligations and to exercise its rights under this Lease; (6) to retain at all times and to use in appropriate instances, pass keys to all locks within and to the Premises; (7) to approve the weight, size or location of heavy equipment, or articles within the Premises; (8) to close or restrict access to the Building at all times other than Normal Business Hours subject to Tenant’s right to admittance at all times under such regulations as Landlord may prescribe from time to time, or to close (temporarily or permanently) any of the entrances to the Building; provided Landlord shall have the right to restrict or prohibit access to the Building or the Premises at any time Landlord determines it is necessary to do so to minimize the risk of injuries or death to persons or damage to property (9) to change the arrangement and/or location of entrances of passageways, doors and doorways, corridors, elevators, stairs, toilets and public parts of the Building or Property; (10) to regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same; (11) if Tenant has vacated the Premises during the last six (6) months of the Lease Term to perform additions, alterations and improvements to the Premises in connection with a reletting or anticipated reletting thereof without being responsible or liable for the value or preservation of any then existing improvements to the Premises; and (12) to grant to anyone the exclusive right to conduct any business or undertaking in the Building provided Landlord’s exercise of its rights under this clause 12, shall not be deemed to prohibit Tenant from the operation of its business in the Premises and shall not constitute a constructive eviction.
33. Miscellaneous.
A. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
B. Tenant agrees not to record this Lease or any short form or memorandum hereof.
C. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located.

D. Events of Force Majeure shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord or Tenant, as the case may be.  Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant (other than the payment of Rent and all other such sums of money as shall become due hereunder), such party shall not be liable or responsible for, there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure.
E. Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.
F. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.
G. Tenant hereby represents to Landlord that it has dealt directly with and only with the Broker as a broker in connection with this Lease.  Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.
H. If there is more than one Tenant, or if the Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties.  All notices, payments, and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them.
I. The individual signing this Lease on behalf of Tenant represents (1) that such individual is duly authorized to execute or attest and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (2) that this Lease is binding upon Tenant; (3) that Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Premises is located.
J. Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations.  Tenant herby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease.
K. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Lease term, whether by lapse of time or otherwise shall not relieve Tenant from Tenant’s obligations accruing prior to the expiration of the Lease Term, and such obligation shall survive any such expiration or other termination of the Lease Term.
L. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option.  This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant and an original Guaranty, if applicable, executed by each Guarantor is delivered to and accepted by Landlord, and this Lease has been approved by Landlord’s mortgagee, if required.

M. Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be not inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.
N. The headings and titles to the paragraphs of this Lease are for convenience only and shall have no effect upon the construction or interpretation of any part hereof.
O. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance of surrender of the Premises.
P. Tenant agrees that, as between Tenant and Landlord, Landlord as the sole and absolute right to contest taxes levied against the Premises and the Property (other than taxes levied directly against Tenant’s personal property within, or sales made from, the Premises).
Q. Within ten (10) days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant.  If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports.  Tenant will discuss its financial statements with Landlord and, following the occurrence of an Event of Default hereunder, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements.  Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (i) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building, and/or (ii) in litigation between Landlord and Tenant, and/or (iii) if required by court order.
34. Entire Agreement.  This Lease, including the following Exhibits:
Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G	Outline and Location of Premises Rules and Regulations Payment of Basic Costs Work Letter Parking Agreement Commencement Letter (Sample) Renewal Option

constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents.  Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease.  All understandings and agreements heretofore had between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties, neither party relying upon any statement or representation not embodied in this Lease.  This Lease may be modified only by a written agreement signed by Landlord and Tenant.  Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.

35. Waiver of Consumer Rights.  Tenant waives its rights under the Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et seq., Business & Commerce Code, a law that gives consumers special rights and protections.  After consultation with Tenant’s attorney, Tenant voluntarily consents to this waiver.
36. LIMITATION OF LIABILITY.  EXCEPT TO THE EXTENT SPECIFICALLY ADDRESSED HEREIN, TENANT SHALL NOT HAVE THE RIGHT TO AN ABATEMENT OF RENT OR TO TERMINATE THIS LEASE AS A RESULT OF LANDLORD’S DEFAULT AS TO ANY COVENANT OR AGREEMENT CONTAINED IN THIS LEASE OR AS A RESULT OF THE BREACH OF ANY PROMISE OR INDUCEMENT IN CONNECTION HEREWITH, WHETHER IN THIS LEASE OR ELSEWHERE AND TENANT HEREBY WAIVES SUCH REMEDIES OF ABATEMENT OF RENT AND TERMINATION.  TENANT HEREBY AGREES THAT TENANT’S REMEDIES FOR DEFAULT HEREUNDER OR IN ANY WAY ARISING IN CONNECTION WITH THIS LEASE INCLUDING ANY BREACH OF ANY PROMISE OR INDUCEMENT OR WARRANTY, EXPRESSED OR IMPLIED, SHALL BE LIMTIED TO SUIT FOR DIRECT AND PROXIMATE DAMAGES PROVIDED THAT TENANT HAS GIVEN THE NOTICES AS HEREINAFTER REQUIRED.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD TO TENANT FOR ANY DEFAULT BY LANDLORD UNDER THIS LEASE SHALL BE LIMTIED TO THE INTEREST OF LANDLORD IN THE BUILDING AND THE PROPERTY AND TENANT AGREES TO LOOK SOLELY TO LANDLORD’S INTERST IN THE BUILDING AND THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT AGAINST THE LANDLORD, IT BEING INTENDED THAT LANDLORD SHALL NOT BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY.  TENANT HERBY COVENANTS THAT, PRIOR TO THE FILING OF ANY SUIT FOR DIRECT AND PROMIXATE DAMAGES, IT SHALL GIVE LANDLORD AND ALL MORTGAGEES WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES OR DEED OF TRUST LIENS ON THE PROPERTY, BUILDING OR PREMISES (LANDLORD MORTGAGEES) NOTICE AND REASONABLE TIME TO CURE ANY ALLEGED DEFAULT BY LANDLORD.

[signatures contained on following page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

LANDLORD:
DIG HP1, LLC
 a Delaware limited liability company

By:  ______________________________
Chris Dornin, President

TENANT:
VIRTUALARMOR LLC,
 a Colorado limited liability company

By: ______________________
Name:  ___________________
Title:  ____________________

EXHIBIT A
OUTLINE AND LOCATION OF PREMISES
(Suite 108, not to scale)

A-1

EXHIBIT B
RULES AND REGULATIONS
The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage associated therewith (if any), the Property and the appurtenances thereto:
1. Sidewalks, entrances, passageways, courts, corridors, vestibules, halls, elevators and stairways in and about the Building shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building’s corridors from the exterior of the Building.
2. Plumbing, fixtures and appliances shall be used for only the purpose for which they were designed and no foreign substance of any kind whatsoever shall be thrown or placed therein.  Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not in any case be responsible therefor.
3. Any sign, lettering, picture, notice, or advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner, and be of such character and style, as Landlord shall approve, in writing in its reasonable discretion.  No sign, lettering, picture, notice or advertisement shall be placed on any outside window or door or in a position to be visible from outside the Building.  No nails, hooks or screws (except for customary artwork or wall hangings) shall be driven or inserted into any part of the Premises or Building except by Building maintenance personnel, nor shall any part of the Building be defaced or damaged by Tenant.
4. Tenant shall not place any additional lock or locks on any door in the Premises or Building without Landlord’s prior written consent.  A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made.  All keys and passes shall be returned to Landlord at the expiration or earlier termination of this Lease.
5. Tenant shall refer all contractors, contractors’ representatives and installation technicians for Landlord for Landlord’s supervision, approval and control before the performance of any contractual services.  This provision shall apply to all work performed in the Building including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, doors, entranceways, and any and all installations of every nature affecting floors, walls, woodwork, window trim, ceilings, equipment and any other physical portion of the Building.  Tenant shall not waste electricity, water or air conditioning.  All controls shall be adjusted only by Building personnel.
6. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading dock areas, shall be restricted to hours designated by Landlord.  Tenant must seek Landlord’s prior approval by providing in writing a detailed listing of such activity.  If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord.  Landlord may prohibit any article, equipment or any other items from being brought into the Building.  Tenant is to assume all risk for damage to articles moved and injury to persons resulting from such activity.  If any equipment, property and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom.

7. All corridor doors, when not in use, shall remain closed.  Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.
8. Tenant shall keep all electrical and mechanical apparatus owned by Tenant free of vibration, noise and airwaves which may be transmitted beyond the Premises.
9. Canvassing, soliciting and peddling in or about the Building or Property is prohibited.  Tenant shall cooperate and use its best efforts to prevent the same.
10. Tenant shall not use the Premises in any manner which would overload the standard heating, ventilating or air conditioning systems of the Building.
11. Tenant shall not utilize any equipment or apparatus in such manner as to create any magnetic fields or waves which adversely affect or interfere with the operation of any systems or equipment in the Building or Property.
12. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.
13. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusements devices and machine for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees, and then only if such operation does not violate the lease of any other tenant in the Building.
14. Tenant shall utilize the termite and pest extermination service designated by Landlord to control termites and pests in the Premises.  Except as included in Basic Costs, Tenant shall bear the cost and expense of such extermination services.
15. Tenant shall not open or permit to be opened any window in the Premises.  This provision shall not be construed as limiting access of Tenant to any balcony adjoining the Premises.
16. To the extent permitted by law, Tenant shall not permit picketing or other union activity involving its employees or agents in the Building or on the Property, except in those locations and subject to time and other constraints as to which Landlord may give its prior written consent, which consent may be withheld in Landlord’s sole discretion.
17. Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, with respect to the Premises for the Building, the Property and their respective use or occupancy thereof.  Tenant shall not make or permit any use of the Premises, the Building or the Property, respectively, which is directly or indirectly forbidden by law, ordinance, governmental regulation or order, or direction of applicable public authority, or which may be dangerous to person or property.
18. Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises, the Building or the Property; without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.
19. All deliveries to or from the Premises shall be made only at times, in the areas and through the entrances and exits designated for such purposes by Landlord.  Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other tenant of its premises or any common areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

20. Tenant shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.
21. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents.  Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements thereto.
22. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s opinion may tend to impair the reputation of the Building or its desirability for Landlord or its other tenants.  Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.
23. Neither Tenant nor any of its employees, agents, contractors, invitees or customers shall smoke in any area designated by Landlord (whether through the posting of a no smoking sign or otherwise) as a no smoking area.  In no event shall Tenant or any of its employees, agents, contractors, invitees or customers smoke in the hallways or bathrooms of the Building.  Landlord reserves the right to designate, from time to time, additional areas of the Building and the Property as no smoking areas and to designate the entire Building and the Property as a no smoking area. Notwithstanding the foregoing, Landlord agrees to move the outdoor smoking section currently located near the Premises to another location at the Property.  Landlord shall not be responsible to monitor the smoking and non-smoking areas but will provide written notice to tenants at the Building of the relocation of same and shall continue its current efforts to enforce same.

EXHIBIT C
PAYMENT OF BASIC COSTS
A.
During each calendar year, or portion thereof, falling within the Lease Term, Tenant shall pay to Landlord as Additional Rent hereunder Tenant’s Pro Rata Share of the amount by which (a) Basic Costs (as defined below) for the applicable calendar year exceeds the Base Year, and (b) Taxes (defined below) for the applicable year exceeds the Tax Base Year.  In no event shall the amount required to be paid by Tenant with respect to Basic Costs for any calendar year during the Lease Term be less than zero.  Prior to January 1 of each calendar year during the lease Term, or as soon thereafter as practical, Landlord shall make a good faith estimate of Basic Costs for the applicable full or partial calendar year and Tenant’s Pro Rata Share thereof.  On or before the first day of each month during such calendar year, Tenant shall pay Landlord, as Additional Rent, a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the amount by which Basic Costs for such calendar year will exceed Basic Costs for the Base Year.  Landlord shall have the right from time to time during any such calendar year to revise the estimate of Basic Costs for such year and provide Tenant with a revised statement therefor (provided, however, Landlord agrees that Landlord shall not issue a revised statement more than twice in any calendar year), and thereafter the amount Tenant shall pay each month shall be based upon such revised estimate.  If Landlord does not provide Tenant with an estimate of the Basic Costs by January 1 of any calendar year, Tenant shall continue to pay a monthly installment based on the previous year’s estimate until such time as Landlord provides Tenant with an estimate of Basic Costs for the current year.  Upon receipt of such current year’s estimate, an adjustment shall be made for any month during the current year with respect to which Tenant paid monthly installments of Additional Rent based on the previous year’s estimate.  Tenant shall pay Landlord for any underpayment upon demand.  Any overpayment in excess of the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment of Additional Rent due for the month immediately following the furnishing of such estimate.  Any amount paid by Tenant based on any estimate shall be subject to adjustment pursuant to Paragraph B below, when actual Basic Costs are determined for such calendar year.

B.
As soon as is practical following the end calendar year during the Lease Term, Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs for the previous calendar year.  If for any calendar year the Additional Rent collected for the prior year, as a result of Landlord’s estimate of Basic Costs, is in excess of Tenant’s Pro Rata Share of the amount by which Basic Costs for such prior year exceeds Basic Costs for the Base Year, then Landlord shall refund to Tenant any overpayment (or at Landlord’s option apply such amount against Additional Rent due or to become due hereunder).  Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year whether or not the Lease has terminated prior to receipt by Tenant of a statement for such underpayment, it being understood that this clause shall survive the expiration of the Lease.

C.
Basic Costs shall mean all direct and indirect costs, expenses paid, and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in each calendar year in connection with operating, maintaining, repairing, owning and managing the Building and the Property, including, but not limited to, the following:

(1)
All labor costs for all persons performing services required or utilized in connection with the operation, repair, replacement and maintenance of and control of access to the Building and the Property, including, but not limited to, amounts incurred for wages, salaries and other compensation for services, professional training, payroll, social security, unemployment and other similar taxes, workers compensation insurance, uniforms, training, disability benefits, pensions, hospitalization, retirement plans, group insurance or any other similar or like expenses or benefits.

(2)
All management fees, the cost of equipping and maintaining a management office at the Building, accounting services, legal fees not attributable to leasing and collection activity, and all other administrative costs relating to the Building and the Property.

(3)	All Rent and/or purchase costs of materials, supplies, tools and equipment used in the operation, repair, replacement and maintenance and the control of access to the Building and the Property.
(4)
All amounts charged to Landlord by contractors and/or suppliers for services, replacement parts, components, materials, equipment and supplies furnished in connection with the operation, repair, maintenance, replacement and control of access to any part of the Building, or the Property generally, including the heating, air conditioning, ventilating, plumbing, electrical, elevator and other systems and equipment of the Building and the garage.  At Landlord’s option, major repair items may be amortized over a period of up to five (5) years.

(5)
All premiums and deductibles paid by Landlord for fire and extended insurance coverage, earthquake and extended coverage insurance, liability and extended coverage insurance, Rent loss insurance, elevator insurance, boiler insurance and other insurance customarily carried from time to time by landlords of comparable office buildings or required to be carried by Landlord’s mortgagee.

(6)	Charges for all utilities, including, but not limited to, water, electricity, gas and sewer, but excluding those electrical charges for which tenants are individually responsible.
(7)
Taxes, which for purposes hereof, shall mean (a) all real estate taxes and assessments on the Property, the Building or the Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (b) all personal property taxes for the Building’s personal property, including license expenses, (c) all taxes imposed on services of Landlord’s agents and employees, (d) all sales, use or other tax now or hereafter imposed by any governmental authority upon rent received by Landlord, (e) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Property, the Building or its contents or on the operation and use thereof (except as relate to specific tenants), and (f) all costs and fees incurred in connection with seeking reductions or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building.  Estimates of real estate taxes and assessments for any calendar year during the Lease Term shall be determined based on Landlord’s good faith estimate of the real estate taxes and assessments.  Taxes and assessments hereunder are those accrued with respect to such calendar year, as opposed to the real estate taxes and assessments paid or payable for such calendar year.

(8)	All landscape expenses and costs of repairing, resurfacing and striping of the parking areas and garages of the Property, if any.
(9)
Cost of all maintenance service agreements, including those for equipment, alarm service, window cleaning, drapery or mini-blind cleaning, janitorial services, metal refinishing, pest control, uniform supply, landscaping and any parking equipment.

(10)
Cost of all other repairs, replacements and general maintenance of the Property and Building neither specified above nor directly billed to tenants, including the cost of maintaining all interior Common Areas including lobbies, multi-tenant hallways, restrooms and service areas.

(11)
The amortized cost of capital improvements made to the Building or the Property which are (a) primarily for the purpose of reducing operating expense costs or otherwise improving the operating efficiency of the Property or Building; or (b) re1uired to comply with any laws, rules or regulations of any governmental authority or a requirement of Landlord’s insurance carrier.  The cost of such capital improvements shall be amortized over a period of five (5) years, or longer (at Landlord’s option), and shall, at Landlord’s option, include interest at a rate that is reasonably equivalent to the interest rate that Landlord would be required to pay to finance the cost of the capital improvement in question as of the date such capital improvement is performed, provided if the payback period for any capital improvement is less than five (5) years, Landlord may amortize the cost of such capital improvement over the payback period.

(12)
Any other charge or expense of any nature whatsoever which, in accordance with general industry practice with respect to the operation of a first class office building, would be construed as an operating expense.

D.
Basic Costs shall not include repairs and general maintenance paid from proceeds of insurance or by a tenant or other third parties, and alterations attributable solely to individual tenants of the Property.  Further, Basic Costs shall not include the cost of capital improvements (except as above set forth), depreciation, interest (except as provided above with respect to the amortization of capital improvements), lease commissions, and principal payments on mortgage and other non-operating debts of Landlord.  Capital Improvements are more specifically defined as:

(1)
Costs incurred in connection with the original construction of the Property or with any major changes to same, including, but not limited to, additions or deletions of corridor extensions, renovations and improvements of the Common Aras beyond the costs caused by normal wear and tear, and upgrades or replacement of major Property systems; and

(2)	Costs of correcting defects (including latent defects), including any allowances for same, in the construction of the Property or its related facilities; and
(3)
Costs incurred in renovating or otherwise improving, designing, redesigning, decorating or redecorating space for tenants or other occupants of the Property or other space leased or held for lease in the Property.

E.
If the Building and the other buildings Landlord operates in conjunction therewith are not at least 95% occupied, in the aggregate, during any calendar year of the Lease term, or if Landlord is not supplying services to at least 95% of the Approximate Rental Area of the Building and such other buildings at any time during any calendar year of the Lease Term, actual Basic Costs for purposes hereof shall, at Landlord’s option, be determined as if the Building and such other buildings had been 95% of the Approximate Rentable Area of the Building and such other buildings during such year.

EXHIBIT D
WORK LETTER
(Turnkey)
This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the preparation of the Premises for Tenant’s occupancy.  All improvements described in this Work Letter to be constructed in and upon the Premises, or which are required to be constructed due to the work set forth in the Plans (defined below) by Landlord are hereinafter referred to as the “Landlord’s Work.”  Landlord shall enter into a direct contract for Landlord’s Work with a general contractor selected by Landlord.  In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord’s Work.
Landlord shall perform the Landlord’s Work in a turnkey manner, at its sole cost and expense, substantially in accordance with the price, space planning, notes, architectural and/or mechanical drawings attached hereto as Exhibit D-1 (collectively, the “Plans”).  All materials utilized in the construction of the Landlord’s Work shall be Building Standard.  Notwithstanding the foregoing, if Tenant shall request any above-Building Standard materials, change, addition or alteration in any of the Plans which causes the cost of construction to increase, Tenant shall be solely responsible for the cost of same.
Tenant shall furnish any requested information and approve or disapprove any preliminary or final layout, drawings, or plans within two (2) Business Days after written request.  Any disapproval shall be in writing and shall specifically set forth the reasons for such disapproval.  Tenant and Landlord shall devote such time in consultation as may be required to provide all information Landlord deems necessary in order to enable Landlord’s architect and engineer to complete and obtain Tenant’s final, written approval of the Plans for the Landlord’s Work by not later than April 15, 2015 (the “Plans Due Date”).  In the event that Tenant fails to provide its final, written approval of the Plans by the Plans Due Date, Tenant shall be responsible for one (1) day of delay (as defined in the Lease) for each day during the period beginning on the day following the Plans Due Date and ending on the date Tenant approves the Plans.
Landlord shall notify Tenant of substantial completion of the Landlord’s Work.
This Exhibit D shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of this Lease, whether by any options under the Lese or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.  Tenant shall be solely responsible for all costs incurred for data and telecommunications cabling, and any furniture, fixtures, and equipment.

D-1

EXHIBIT D-1
PRICING PLAN

D-1-1

EXHIBIT E
PARKING AGREEMENT
1. During the herein defined Lease Term, Tenant shall be allotted eleven (11) unreserved parking spaces in the Building garage at $0.00 per space per month.  Tenant may elect to convert one (1) unreserved parking space to a reserved parking space at $85.00 per space per month.  No deductions or allowances will be made for days an individual does not use the parking facilities.  Notwithstanding the foregoing, Tenant shall pay any applicable taxes and operating expense associated with such parking.
2. Landlord will lease to Tenant, on a best efforts only basis, additional parking spaces for and during the term of this Lease at the market rate in effect to the extent such spaces are or become available.
3. A decal may be issued identifying a vehicle’s authorization to park in the parking area and the appropriate level.  Decal is to be placed on the lower left side of the rear window.
4. All tenants parking in the parking area may be issued a parking access card.  Tenant or Tenant’s employees will be required to place a deposit to obtain an access card.
5. In the event said agreement is canceled, the automobile owner agrees to remove said automobile from the premises promptly upon demand; otherwise, Landlord shall remove said automobile without assumption for any liability whatsoever.
6. Landlord shall not be responsible for any loss, theft or damage to any articles left in any vehicle while in or being driven to or from the parking area however caused unless due to gross negligence of Landlord, its agents, servants or employees.
7. Landlord may designate the area in the parking area within which each vehicle may be parked and may make, modify and enforce reasonable rules and regulations relating to the parking of vehicles in the parking area, and Tenant agrees to abide by such rules and regulations.

E-1

EXHIBIT F
COMMENCEMENT LETTER
SAMPLE ONLY
Date______________

Tenant
Address____________________
 __________________________
Re:
Commencement Letter with respect to that certain Lease dated ________________ by and between DIG HP1, LLC, a Delaware limited liability company (“Landlord”) and ____________ as Tenant for an Approximate Rental Area in the Premises of ________ square feet on the ______ floor of the Building located at 8085 S. Chester Street, Centennial, Colorado

Dear _________________:
In accordance with the terms and conditions of the above referenced Lease, Tenant hereby accepts possession of the premises and agrees as follows:
The Commencement Date of the Lease is _________________________
The Termination Date of the Lease is ___________________________
Landlord agrees to complete the work in the Premises identified in the punchlist jointly prepared by Landlord and Tenant dated ______________________:
Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three (3) copies of this Commencement Letter in the space provided and returning two (2) fully executed copies of the same to my attention.
Sincerely,
xxxxxxxxxxxxxx
 Property Manager
TENANT

By:
Name:
Title:

F-1

EXHIBIT G
RENEWAL OPTION
Provided no continuing Event of Default by Tenant exists, Tenant has not assigned or subleased any portion of the Premises (except for a Permitted Transfer), and provided further that the option is exercised with respect to all of the Premises (as expanded), Tenant shall have the option to extend the term of the Lease (“Renewal Option”) for one (1) period of sixty (60) months (“Extension Period”) upon all the terms, covenants and conditions contained in the Lease, as amended, except the Base Rent for any Extension Period shall be the Market Rental Rate (as defined below) of similar properties in the Centennial market area, as follows:
(a) Tenant shall exercise its right hereunder by delivering written notice to Landlord of Tenant’s desire to extend the Term no earlier than eighteen (18) and no later than twelve (12) months prior to the Termination Date.  At such time as Tenant notifies Landlord in writing of its desire to exercise its Renewal Option, Landlord shall within fifteen (15) business days thereafter, notify Tenant in writing of its good faith determination of the Market Rental Rate (defined below).  Tenant may accept the rate as quoted or elect to enter into negotiations with Landlord for a period not to exceed fifteen (15) days thereafter (the “Outside Agreement Date”), during which time both parties shall be required to negotiate on a diligent, good faith basis to arrive at an agreement concerning the Market Rental Rate.  If an agreement is not reached by both parties by the Outside Agreement Date, then Landlord or Tenant shall submit the issue to arbitration, in accordance with the procedure set forth below.
(b) For purposes of this Section, “Market Rental Rate” shall mean the annual effective rental rate per square foot that, as of the date that is ninety (90) days prior to the commencement of the Extension Period, a willing, comparable, tenant would pay, and a willing landlord of a comparable office building located in the vicinity of the Building would accept, in an arm’s length brokered transaction, for space of comparable size, quality and floor height as the Premises in a building of comparable quality and with comparable parking and other amenities.  In determining the Market Rental Rate, Landlord and Tenant shall take into consideration all discounts, allowances, free rent, remodeling credits, construction allowances and other concessions and inducements, and any that do not apply to Tenant (e.g., improvement allowance) shall be factored out of the determination hereunder, to provide the same net result to Landlord.
(c) If Landlord and Tenant fail to reach agreement as to the Market Rental Rate by the Outside Agreement Date, then each party shall make a separate determination of the Market Rental Rate, which shall be submitted to each other and to arbitration in accordance with the following:
(i)      If each of Landlord’s and Tenant’s Market Rental Rate are within ten percent (10%) of each other, then the parties agree to take the average of Landlord’s rate and Tenants rate.
(ii)    If the rates are more than ten percent (10%) of each other, then Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one (1) arbitrator who shall by profession be a current real estate broker or appraiser of commercial office properties in the immediate vicinity of the Building, and who has been active in such field in the area where the Building is located over the last five (5) years.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rental Rate is the closest to the actual Market Rental Rate as determined by the arbitrators, taking into account the requirements listed in the definition of Market Rental Rate above.

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(iii)   If, however, the arbitrators cannot agree on a Market Rental Rate, then the two (2) appointed arbitrators shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth above.
(iv)   The third arbitrator shall make its own determination of the Market Rental Rate and then choose either the Market Rental Rate determined by the Landlord or the Market Rental Rate determined by the Tenant within ten (10) days (such determination by the third arbitrator shall be referred to as the “Final Determination”).
(v)    Landlord and Tenant shall bear the cost of their own arbitrator and, if a third arbitrator is necessary, the parties shall share the cost of the third arbitrator 50-50.
(vi)  If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the Outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.  Or, if the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator of any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association.
(d) Time shall be of the essence regarding all the periods set forth above for the exercise of the Renewal Option.  If Tenant fails to exercise the right to extend, said right shall terminate and shall be null and void and of no further force and effect.  If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise its right, or, except for a Permitted Transfer, if Tenant shall have assigned or transferred all or any portion of its interest in the Lease or subleased all or any portion of the Premises, then immediately upon such termination, sublease or assignment the right to extend herein granted shall simultaneously terminate and become null and void.  The Renewal Option is personal to Tenant.  Under no circumstances shall the assignee under a complete or partial assignment of the Lease (except pursuant to a Permitted Transfer), or a subtenant under a sublease of the Premises, have any right to exercise the Renewal Option granted herein.

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